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                                                                    Exhibit 99.1

NEWS RELEASE
------------


CONTACT:                          PETER MONSON

                             CHIEF FINANCIAL OFFICER

                                 (617) 868-7455

                             Peterm@psychemedics.com
                             -----------------------



                       PSYCHEMEDICS CORPORATION ANNOUNCES
                             THIRD QUARTER RESULTS,
                                DIVIDEND DECLARED


Cambridge, Massachusetts, November 3, 2003 -- Psychemedics Corporation (AMEX:
PMD) today announced third quarter results for the period ended September 30, 2003. The Company also today announced a quarterly dividend of $.08 per share that will be paid on December 19, 2003 to shareholders of record on December 5, 2003.

The Company's third quarter revenue was $4,166,055 versus $4,344,685 in the third quarter of 2002. Net income was $350,491 or $.07 per share against $434,511 or $.08 per share for the same period in 2002. Raymond C. Kubacki, C.E.O. said, "We are pleased to declare our 29th consecutive quarterly dividend, demonstrating the Directors' commitment to rewarding shareholders and sharing the financial success of the Company with them. The Company's balance sheet is strong with $3 million of cash and no long-term debt."

"We continue to operate in a very difficult employment market", Kubacki said, "as millions of jobs have been lost in this economic downturn and there is yet to be a meaningful turnaround in job creation. Since pre-employment drug testing is our primary business, we have found this job market challenging."

Kubacki continued, "The good news, however, is our consistent success in new business generation. We continue to add customers at a robust pace and look forward to an improving employment market to leverage our larger client base.


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Additionally, we have remained consistently profitable and have maintained rigid expense controls. Psychemedics remains focused on adding new customers and building shareholder value while maintaining our commitment to operating a lean, profitable, dividend paying company."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with over 2,600 corporations relying on the patented Psychemedics drug testing services. The Company has the only FDA cleared hair test for drugs of abuse.

The Psychemedics web site is WWW.DRUGTESTWITHHAIR.COM
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                                FINANCIAL SUMMARY
                                -----------------
                                   (unaudited)
                               September 30, 2003


                                                   Three Months                    Nine Months
                                                 Ended September 30,           Ended September 30,
                                                 2003           2002           2003            2002
                                              --------------------------------------------------------

Revenue                                       $4,166,055    $4,344,685     $12,090,389     $12,706,049

Pre-tax Income                                $  602,491    $  740,911     $ 1,465,611     $ 1,921,639

Net Income                                    $  350,491    $  434,511     $   853,611     $ 1,125,239

Basic and Diluted Net Income Per Share        $     0.07    $     0.08     $      0.16     $      0.21

Weighted Average Common
Shares Outstanding                             5,193,447     5,261,379       5,207,038       5,260,116

Weighted Average Common
and Common Equivalent Shares
Outstanding, Assuming Dilution                 5,197,795     5,277,456       5,212,852       5,288,225


Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, profit margins, revenues, expenses, dividends, dividend yield, new accounts, market share, test volume, sales and marketing strategies and testing methodologies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to employee hiring practices of the Company's principal customers, risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.